EXHIBIT 12
                       ORYX ENERGY COMPANY
          COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS
  TO FIXED CHARGES AND EARNINGS TO FIXED CHARGES AND PREFERRED
           STOCK DIVIDEND REQUIREMENTS - UNAUDITED (a)
                      (Millions of Dollars)

                                         Three Months    Nine Months
                                            Ended           Ended
                                         September 30    September 30
                                             1997             1997
RATIO OF EARNINGS TO FIXED
  CHARGES:
Fixed Charges:
  Consolidated interest cost and debt
     expense                               $  28            $ 83
  Interest allocable to rental expense (b)     4               7
                                           -----            -----
     Total                                 $  32            $ 90
                                           =====            =====
Earnings:
  Consolidated income before provision
     for income taxes                      $  52            $184
  Fixed charges                               32              90
  Interest capitalized                        (4)            (12)
  Amortization of previously
     capitalized interest                      1               3
                                           -----           -----
     Total                                 $  81            $265
                                           =====           =====

Ratio of Earnings to Fixed Charges          2.53            2.94
                                           =====           =====
RATIO OF EARNINGS TO FIXED CHARGES AND
  PREFERRED STOCK DIVIDEND REQUIREMENTS:
Fixed Charges:
  Consolidated interest cost and debt
     expense                               $  28            $ 83
  Preferred stock dividend requirements        -               -
  Interest allocable to rental expense (b)     4               7
                                           -----           -----
     Total                                 $  32            $ 90
                                           =====           =====
Earnings:
  Consolidated income before provision
     for income taxes                      $  52            $184
  Fixed charges                               32              90
  Interest capitalized                        (4)            (12)
  Amortization of previously
     capitalized interest                      1               3
                                           -----           -----
     Total                                 $  81            $265
                                           =====           =====
Ratio of Earnings to Fixed
  Charges                                   2.53            2.94
                                           =====           =====

(a) The  consolidated financial statements of Oryx Energy Company include  the  accounts  of  all subsidiaries  (more  than  50 percent owned and/or controlled).

(b) Represents one-third of total operating lease rental expense which is that portion deemed to be interest.